Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in  Registration Statement Nos. 33-40441, 33-55264, 33-84736, 333-1040, 333-31021, 333-82459, 333-66656, 333-105205, 333-112164, 333-126703, 333-135000, and 333-161765 on Form S-8 and 333-650, 33-95896, and 333-87554 on Form S-4 of our reports dated February 24, 2011, relating to the consolidated financial statements and consolidated financial statement schedule of Manpower Inc. and subsidiaries (the "Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in and incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
February 24, 2011